---------------------------
                                     FORM 3
                           ---------------------------


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


       INITIAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP OF SECURITIES Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940


                    OMB APPROVAL
                    ------------
OMB Number:                              3235-0104
Expires:                         December 31, 2001
Estimated average burden
hours per response............................ 0.5



                            (Print or Type Response)

1.   Name and Address of Reporting Person*

     WESBANCO, INC.
     ----------------------------------------------
     (Last)              (First)        (Middle)

     Bank Plaza
     ----------------------------------------------
                      (Street)

     Wheeling,            WV             26003
     ----------------------------------------------
     (City)            (State)           (Zip)


2.   Date of Event Requiring Statement (Month/Day/Year)

     2/22/01
     ------------------------


3.   IRS or Social Security Number of Reporting Person (Voluntary)


     ------------------------


4.   Issuer Name and Ticker or Trading Symbol

     AMERICAN BANCORPORATION (AMBC)
     ------------------------------------------------


5.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

     /   / Director

     / X / 10% Owner

     /   / Officer (Give Title Below)
                                      ---------------
     /   / Other (Specify Below)
                                      ---------------


6.   If Amendment, Date of Original (Month/Day/Year)


     ------------------------


7.   Individual or Joint/Group Filing (Check Applicable Line)

     / X / Form filed by One Reporting Person

     /   / Form filed by More than One Reporting Person


====================================================================================================================================
                                       Table I -- Non-Derivative Securities Beneficially Owned
====================================================================================================================================
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock, no par value                0*                        N/A
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction 5(b)(v).

====================================================================================================================================
              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
====================================================================================================================================
                                                                                                       5. Owner-
                                                    3. Title and Amount of Securities                     ship
                                                       Underlying Derivative Security                     Form of
                         2. Date Exercisable           (Instr. 4)                                         Derivative
                            and Expiration Date     ---------------------------------    4. Conver-       Security:
                            (Month/Day/Year)                               Amount           sion or       Direct      6. Nature of
                         ----------------------                            or               Exercise      (D) or         Indirect
                         Date           Expira-                            Number           Price of      Indirect       Beneficial
1. Title of Derivative   Exer-          tion                               of               Derivative    (I)            Ownership
   Security (Instr. 4)   cisable        Date        Title                  Shares           Security      (Instr.5)      (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:
*The reporting person may be deemed to beneficially own, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), more than 10% of the common stock of American Bancorporation ("Shares") because the reporting person has the right to acquire certain Shares under certain circumstances. For purposes of Section 16 of the Exchange Act, the reporting person beneficially owns no Shares because it has no "pecuniary interest" in any Shares. The reporting person disclaims beneficial ownership of any equity securities of the Issuer, and this shall not be deemed an admission that the reporting person is the beneficial owner of any such equity securities for the purposes of Section 16.


WESBANCO, INC.

By:   /s/ Edward M. George                         Dated:  March 7, 2001
   ----------------------------------------                --------------
   Edward M. George, President and Chief
     Executive Officer




**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.

  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


  Note: File three copies of this Form, one of which must be manually signed.
        If space is insufficient  See Instruction 6 for procedure.

  Potential persons who are to respond to the collection contained in this form are not required to respond unless the form displays a currently valid OMB Number.